Exhibit 99.1

CASCADE CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

TRANSCRIPT

June 2, 2010

1.	Good morning, could we be seated please and we’ll get started.

2.	Good Morning and welcome.

3.	Before I start the meeting I would certainly like to thank Nani Warren for being in attendance this year. Its always a great pleasure to have you here.

4.	I now call the 2010 Cascade Annual Shareholders meeting to order.

5.	I’d like to open the meeting by introducing the company’s directors, officers, legal counsel and audit partner.

a.	I’m Jim Osterman, Chairman of Cascade, Retired Chairman and CEO of Blount International and currently President of JSO Ventures.

b.	All of our Directors are here today. Please stand for a moment as I call your name…

Robert C. Warren, Jr. – President, Chief Executive Officer and Director.

Dr. Nick Lardy – Senior Fellow at the Institute for International Economics.

Duane McDougall – Chairman of Boise Cascade LLC.

Peter Nickerson – Director of Growth-link Overseas Company.

Henry Wessinger – Vice President – Senior Portfolio Manager, UBS Financial Services.

Dr. Nancy Wilgenbusch – President Emerita of and advisor for Marylhurst College.

c.	Corporate officers and senior executives who are with us today…

Andy Anderson – Senior Vice President and Chief Operating Officer

Susan Wright – Vice President, Human Resources

Joe Pointer – Chief Financial Officer and Secretary

Kevin Kreiter – Vice President of Engineering and Marketing

Frank Altenhofen – Vice President of Asia Pacific

Pete Drake – Vice President of Americas

John Cushing – Corporate Treasurer

Jeff Nickoloff – Vice President of Corporate Manufacturing

Mike Kern – Vice President of Construction Attachment Division

Davide Roncari – Vice President of Europe

d.	Our Legal Counsel…

Verne Newcomb – General Counsel Emeritus

Jack Schwartz – General Counsel and Assistant Secretary

e.	And the Partner representing PricewaterhouseCoopers…

Rob Helmholz

6.	At this time, I’d like to call on Joe Pointer, our Corporate Secretary, to certify that Proof of Due Notice of the Annual Shareholders Meeting was given, and that a Quorum is present

Mr. Chairman I’d like to certify that due notice has been provided under the bylaws and that a Quorum is present.

7.	A list of Shareholders’ is available for inspection by shareholders at the back of the room following the meeting.

8.	The first item on the agenda is the election of Directors:

a.	I would like to call on John Cushing to present the names of director nominees as listed in the Proxy Proposal 1.

b.	Mr. Chairman, the nominees are Dr. Nicholas Lardy and Dr. Nancy Wilgenbusch both for 3 year terms.

c.	Thank you John. Are there any other nominations for director?

d.	In the absence of any other nominations, I am instructing the Secretary to record a favorable vote for all of the nominees listed in Proposal Number 1.

9.	John would you report on the final proposal, Proposal #2, the ratification of appointment of PwC as Cascade’s independent registered public accounting firm.

a.	Mr. Chairman, 99.7% of the votes were cast in favor and 0.3% were opposed.

10.	Thank you John…I am instructing the Secretary to record a favorable vote for Proposal 2.

11.	I’d now like to call on Bob Warren to present the Chief Executive Officer’s Report.

12.	Thanks Jim.

13.	Fiscal 2010 for Cascade Corporation was the toughest year in corporate history. I could say that maybe some of the early days might have had similar events, but certainly as far as a global crisis both in the financial realm and in the lift truck field we have not seen its like before. I’m here to tell you that your company today is in good shape.

14.	Primarily through some very quick, and I would like to say now astute moves, by your management group and board of directors to secure the company. It’s sort of easy to forget what it was like 14 months ago. We had seen the global lift truck market go into a recession in September of 08 of unrecorded proportion, 50% drop in one month. We proceeded to see that through the order rates throughout the fourth quarter so we had plenty of forewarning what we were going to see for our last fiscal year.

15.	We had to restructure certainly in varied degrees in our three main market areas. The worst being Europe who had a chronic problem with profitability for the last 5 years. North America saw a fairly large reduction in force based on the anticipated business we were going to be seeing. Asia had the least hit anticipating that they would come back first and that is exactly what took place. The drop in China was as great as it was in the rest of the world in the fourth quarter. By the end of the first quarter they were already half way through their recovery and by mid year they were already at the level they had been before the crash, which was extremely fortunate.

16.	What management was looking at last year was not just how to get through this recession in good shape, but actually how we were going to survive this kind of downturn and questioning how long it would last. Which of our OEM’s would still be solvent at that time? Would we be able to make our bank covenants and pay out loans. These were all extremely serious questions that your management and board were dealing with and given our success in being able to satisfy all of our vendors and our lenders we have survived in very good shape. To do that we had to go through some major restructuring of our European supply chain. We were really caught in August of 08 with the downturn midstep in restructuring our supply chain on forks, for resourcing of OEM forks from our new plant in China, we still had 4 fork plants up and operating to satisfy the current need as we are making that shift and the downturn accelerated rapidly our need to restructure the supply chain in Europe. We ended up closing our French plant first, which was a fork plant and then we addressed the combined German facility which was from two acquisitions five years before that in Hagen, Germany. Then we proceeded to probably the most difficult restructuring in Europe was the closing of our Almere, Holland facility. We had been in Holland operating for over 50 years. Some of our longest tenured employees were employed there serving as headquarters for our European operations. This move was in anticipation of Europe being a longer recovery given its dip from a very high that they had in 08 and we felt that we needed a much lower cog if we were going to be successful with a lower level of business.

17.

I would have to say probably the most difficult job any manager has probably had in this company was given to a young new manager. He needed to close these three plants and in Europe I can assure it’s a very argues task, you need to negotiate with works councils and it usually takes about 6 months and cost a great deal. The long term cost of shutting down those three facilities was over $30 million dollars. However, we were also dealing with a operating loss with that excess capacity at the end of the year of about $24 million. So being able to this year try to plan towards breaking even from that operating loss was imperative. Davide and his team, and a great many of the vice presidents and legal counsel, worked hard with Susan Wright, our new HR director, to affect those closures. Reading about how we were able to get through that, which we had to do that sequentially given our manpower to do that, I think we probably executed that better than any corporation could have done.

18.	What’s that mean going forward for your corporation? We are positioned now, I believe, with the lowest cost of product or at the lowest cost of product in Europe. We have sources in China that give us advantage with some of our lower cost higher volume OEM products. We did not cut back our capacity in North America and we were very careful to not cut back on our staffing in NA primarily because of our market share. We were very concerned that with any sort of recovery in NA, we have market leadership position of over 80% that should we severely impair that upside capacity we would be forcing our customers, many of them single sourced, to one of our foreign competitors.

19.	Right now we are well positioned for what appears to be a moderate recovery in the NA market and certainly a very strong recovery in Asia. Asia played a major part in our successful passage through our fiscal 2010. China’s dividends made a huge difference in our paying down $41 million worth of debt last year. A lot of that was coming from our inventory and obviously reduced receivables, but China played a very important part in helping us get underneath our covenants. As we move forward into this new year in China, it looks like that market is right now given the depression in Europe and NA, the largest lift truck market in the world and your corporation is well situated to take advantage of that.

20.

I believe that from this base, that given the talent in our company that we still have both in all three of our main operating market areas, that our future is going to look very bright. We are going to be in a much more competitive position to start making money in Europe. I’ve been saying that for 12 years and the Old Timers group at Christmas are tired of hearing me say it. I do believe that we attacked the endemic problem which was truly to right size our operation and move for the lowest cost and get the proper management. As I had to stand up in front of some of our longest tenured people in Holland and admit that we were going to have to close this facility. I had to own up to my biggest problem which was the people I’d picked. I am highly confident in our future in Europe because of our new current managing director Davide Roncari. He brings with him a complete lifetime of experience in our industry and specifically in attachments. I think he’s going to bring a vitality to that organization that will not only support your efforts that you’ve been giving for years to Europe but really underpin what I believe will be our competitive pressure against our primary competitors in Europe.

21.	We weren’t standing still through the whole year, Susan Wright has been working very hard on our management development and you see a new team of vice president’s who are taking on the new challenge in the last 18 months and we are working very hard to bring them up to a position that is going to hopefully carry on the traditions of this company long after Andy and I are gone.

22.	In Engineering, Johnny Olson isn’t here and it’s a shame because we are really prepared for his conversation about new product development. As you can see outside the window we have a multitude of products that your engineers have been working on. Actually the first one here is almost unique because it is a license agreement with a Dutch company, it is a fork mounted scale that is built into the forks. We actually are collaborating with them and their private labeling them for the NA market which we have and we have nonexclusive rights for Asia and South America. We are very optimistic about the opportunities here, it’s an area that we’ve had an interest in and we believe it could be an additional product that’s very sympathetic to everything else we do with the dealers. Normally scales are coming through scale retail outlets and this is a great opportunity for a new product for us.

23.	The roll clamp is a G Series roll clamp. Primarily we went into the design of that for lighter weight, thinner arm profile to compete in the European pulp and paper market, primarily against Auramo, our largest competitor in that field. It has a revolutionary hydraulic control for pressure control called HFC. I think recently we got an award for that as a savings on paper for ecology.

24.	We have the new 150 Sideshifting Fork Positioner. This is the H Series iteration, you’ve seen this on our class 2 and 3 models and this is the extension of that into a class 4, 150,000 pound lift truck. You saw a fork positioner when you came in. Fork positioning is an area we see a lot of opportunity as we try to bring the OEM’s and the end users from sideshifting into fork positioning as the natural opportunity for new product expansion.

25.	At this time I want to open the floor to questions. And I want to really thank every one of the employees in this room and employees still with us. It was an extremely difficult year for all of you. The layoffs meant you had to work a lot harder, longer hours. And I know for myself I’m glad to see the end of fiscal 2010. As we are talking to your board of directors I think we have great prospects going forward and I want to thank you especially for your efforts last year.

26.	Questions? There is a mic that Steve will carry to you. Anybody care to brave a question. Ah, Johnny’s not hear. Thank you very much.

27.	Is there any other business to come before the meeting?

28.	If there is no other business, I’d like to thank you for your interest, participation and continued support.

29.	The meeting now stands adjourned. Thank you.